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                                  EXHIBIT 99.2
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                                          DECRANE AIRCRAFT HOLDINGS, INC.

                                          2361 Rosecrans Ave., Suite 180

                                          El Segundo, CA 90245

                                          TRADED: NASDAQ: DAHX

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AT THE COMPANY:              AT THE FINANCIAL RELATIONS BOARD:
Robert A. Rankin             Karen Taylor                 Moira Conlon                 Michaelle Burstin
Chief Financial Officer      General Information          Investor/Analyst Contact     Media Contact
(310) 725-9123               (310) 442-0599               (310) 442-0599               (310) 442-0599
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FOR IMMEDIATE RELEASE

JUNE 26, 1998

                      DECRANE CLOSES ACQUISITION OF AVTECH

    EL SEGUNDO, CA, JUNE 26, 1998--DeCrane Aircraft Holdings, Inc. (NASDAQ:
DAHX), a leading manufacturer of avionics components and an avionics systems integrator for the commercial and high-end corporate aircraft industry, today announced the closing of the previously announced acquisition of Avtech Corporation, a Seattle, Washington provider of electronic systems for the aerospace industry. Terms of the transaction were undisclosed.

    DeCrane Chairman and Chief Executive Officer R. Jack DeCrane, stated, "Acquiring Avtech further demonstrates our ability to enhance our growth through acquisitions that considerably complement our current business mix. Among other strategic and financial benefits, Avtech extends DeCrane's product and service franchise in cockpit audio and communications, lighting, and power and control areas, as well as strengthens our competitive standing in the original equipment market, retrofit market and the aftermarket.

    Avtech, founded in 1963, is well-known as a leader in the design, development and manufacture of electronic systems for the aerospace industry. Serving over 450 customers in 49 countries, Avtech products are supplied to commercial, business, regional and commuter aircraft manufacturers and the leading avionics manufacturers. An innovator in the aviation field, noteworthy achievements by Avtech include introducing several new technologies to aircraft, namely: the Digitally Controlled Audio Systems for the corporate market, commuter market and Boeing; Electronic Ballasts; the Airborne Fax Machine; and the Active Harmonic Filter.

    Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the cautionary statements accompanying the forward-looking statements in the Company's reports filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, readers are urged to read carefully all cautionary statements contained in those filings with the Securities and Exchange Commission.

    DeCrane Aircraft Holdings, Inc. is a leading manufacturer of avionics components and a provider of avionics systems integration services in certain niche markets of the commercial aircraft and high-end corporate jet industries. The Company's products and services typically are utilized to provide an interface between an aircraft and its avionic systems.

    For more information about DeCrane Aircraft Holdings, Inc. via facsimile simply call 1-800-PRO-INFO and dial client code "DAHX".